Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO REPORTS FISCAL 2009 THIRD-QUARTER RESULTS

Strong Cash Flows and Profitability Continue

Highlights:

•	Year-to-date net revenue up 3.2% to $371.3 million; quarterly net revenue up 0.6% from the year-ago period to $125.9 million.

•	Year-to-date net income of $2.8 million, or $0.11 diluted earnings per share (EPS); quarterly net income of $1.0 million, or $0.04 diluted EPS.

•

Year-to-date earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations up 13.2% to $43.6 million; quarterly EBITDA from continuing operations up 9.2% to $14.4 million.

•	Quarterly Average Patient Charge (APC) improved 6.6% or $23 per transport to $373 from $350 in the same prior-year period.

•	Days Sales Outstanding (DSO) improved 7 days to 55 days, down from 62 days for the same prior-year period.

•	Cash provided by operating activities up 52.2% to $37.3 million from $24.5 million for the same prior-year period.

SCOTTSDALE, Ariz. (May 11, 2009) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced results today for its fiscal 2009 third quarter and nine months ended March 31, 2009, highlighting strong cash flows and positive trends in key operating and financial metrics.

“We are pleased with our results this quarter as we continue to demonstrate the effectiveness of our efforts to enhance revenue quality, improve rates, reduce uncompensated care, and drive strong free cash flow,” said Jack Brucker, President and Chief Executive Officer. “Cash on hand at the close of the third quarter was $27.8 million. This includes the $5.0 million voluntary principal payment made in March to further reduce the outstanding balance of our Term Loan B.”

Mr. Brucker continued, “We look forward to additional progress in these areas as we move toward completion of our electronic patient care record system in fiscal 2010 and make continued investments in industry-leading programs, processes and technologies.”

Results of Operations for the Third Fiscal Quarter Ended March 31, 2009

Consolidated net revenue for the third quarter ended March 31, 2009 increased 0.6% to $125.9 million compared to $125.1 million for the same period in fiscal 2008. Ambulance revenue for the period was up 0.9% to $107.4 million compared to $106.5 million for the same prior-year period. Other services revenue, which includes fire protection services revenue, was $18.5 million compared to $18.7 million for the same prior-year period. Net revenue results for the fiscal 2009 third quarter include a $0.8 million increase in new emergency and non-emergency contracts. These were offset by reduced transports from discontinued contracts in Tempe, Arizona, and unincorporated Orange County, Florida, as well as some decline in 911 transports due to fewer temporary residents and leisure travelers in the Arizona, Florida and Southern California markets.

Continued efforts to reduce uncompensated care and effect rate increases resulted in an increase in net medical transport APC to $373 in the third quarter, compared to $350 for the same period of the prior year.

Payroll and employee benefits expense for the third quarter represented 61.5% of net revenue compared to 61.2% of net revenue for the same prior-year period. The difference was driven primarily by an increase in employee health insurance expenses.

The Company reduced other operating expenses by $2.6 million reduction in the third quarter to $28.6 million, or 22.7% of net revenue, from $31.2 million, or 25.0% of net revenue, in the same period a year ago. The decrease included lower expenses for fuel, operating supplies and professional fees.

General and auto liability insurance expense for the third fiscal quarter was $5.0 million compared to $4.1 million for the same prior-year period. The increase was primarily due to a net $0.9 million increase in claims reserves.

Net income for the third quarter was $1.0 million, or diluted EPS of $0.04, compared to net income of $1.5 million, or diluted EPS of $0.06, for the same prior-year period. The year-over-year difference in net income was primarily driven by a higher effective tax rate.

EBITDA from continuing operations for the third quarter was $14.4 million compared to $13.2 million in the same prior-year period. The $1.2 million improvement was driven by reductions in uncompensated care, rate increases, and overall cost-containment measures.

EBITDA from continuing operations is a key indicator used by management to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three months ended March 31, 2009 and 2008 is included with this press release and the related current report on Form 8-K.

Results of Operations for the Nine Months Ended March 31, 2009

Consolidated net revenue for the nine months ended March 31, 2009 increased 3.2%, or $11.5 million, to $371.3 million from $359.8 million for the same period in fiscal 2008. Net ambulance revenue increased 3.5%, or $10.5 million, to $315.1 million from $304.5 million for the same prior-year period. Other services revenue, which includes fire protection services revenue, was $56.3 million for the nine-month period, up slightly compared to $55.2 million for the same prior-year period. The increase in consolidated year-to-date net revenue was due to growth in same-service-area revenue driven by improvements in net APC, as well as new contract revenue in the Tennessee, Washington, Colorado and Oregon markets.

Payroll and employee benefits expense for the nine-month period ended March 31, 2009 represented 61.8% of net revenue compared to 62.4% of net revenue in the same prior-year period. The decrease in payroll and employee benefits as a percentage of net revenue was due to the Company’s continued management of ambulance unit hours and improvements in workers’ compensation claims expense.

A decrease in expenses for professional fees drove a $1.0 million reduction in other operating expenses for the period. Other operating expenses for the first nine months of fiscal 2009 were $86.3 million, or 23.3% of net revenue, compared to $87.3 million, or 24.3% of net revenue, in the same period of fiscal 2008.

General and auto liability expense of for the first nine months of fiscal 2009 was $10.9 million, compared to $10.0 million for the same prior-year period. The increase was due to a net $0.9 million increase in claims reserves during the three months ended March 31, 2009.

Net income for the nine-month period ended March 31, 2009 was up slightly to $2.8 million, or diluted EPS of $0.11, compared to net income of $2.6 million, or diluted EPS of $0.11 for the same prior-year period.

EBITDA from continuing operations for the nine-month period increased to $43.6 million compared to $38.5 million for the same prior-year period. The $5.1 million improvement was driven by reductions in uncompensated care, rate increases, and overall cost-containment measures.

Net cash provided by operating activities for the nine months ended March 31, 2009 was $37.3 million, compared to $24.5 million for the same prior-year period. Capital expenditures for the nine-month period were $12.5 million, resulting in year-to-date free cash flow of $24.8 million.

Third-Quarter Operating Statistics

The following table provides results for medical transports, APC, and DSO during each of the five most recent quarters. The Company noted that discontinued contracts in Tempe, Arizona, and unincorporated Orange County, Florida, accounted for approximately 60% of the decrease in year-over-year transport volume, with the balance related to a reduction in temporary residents and leisure travelers to markets in Arizona, Florida and Southern California. Excluding the discontinued contracts, transport volume for the nine months ended March 31, 2009 grew by 1%, or approximately 8,400 transports.

	Q3 ‘08 (3/31/08)	Q4 ‘08 (6/30/08)	Q1 ‘09 (9/30/08)	Q2 ‘09 (12/31/08)	Q3 ‘09 3/31/09
Medical Transports (1)	282,737	269,899	271,407	263,220	270,462
Average Patient Charge (APC) (2)	$350	$368	$361	$363	$373
Days Sales Outstanding (DSO) (3)	62	60	59	57	55

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.
(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.
(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Fiscal 2009 Financial Guidance Updated

The Company updated guidance for the fiscal year ending June 30, 2009, expecting EBITDA from continuing operations to be in the range of $56.0 million to $58.0 million and capital expenditures to be in the range of $16.0 million to $18.0 million.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial 877-856-1962 (domestic) or 719-325-4762 (international). The call also will be broadcast on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) May 13, 2009. To access the replay, dial 888-203-1112. From international locations, dial 719-457-0820. The required pass code is 1689049. An archived webcast will be available following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its future financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as “believe”, “anticipate,” “expect”, “plan”, “intend”, “may”, “should”, “will likely result”, “continue”, “estimate”, “project”, or similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, future operating results and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	March 31, 2009	June 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$27,812	$15,907
Accounts receivable, net	69,418	76,131
Inventories	8,873	8,456
Deferred income taxes	26,841	22,263
Prepaid expenses and other	17,040	18,946

Total current assets	149,984	141,703

Property and equipment, net	49,419	46,938
Goodwill	37,700	37,700
Deferred income taxes	42,381	50,773
Insurance deposits	740	989
Other assets	13,874	16,108

Total assets	$294,098	$294,211

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$14,526	$16,147
Accrued liabilities	58,108	55,139
Deferred revenue	21,521	21,901
Current portion of long-term debt	287	374

Total current liabilities	94,442	93,561

Long-term debt, net of current portion	274,503	279,017
Other long-term liabilities	29,191	29,536

Total liabilities	398,136	402,114

Minority interest	2,785	1,966

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized,
24,842,726 and 24,822,726 shares issued and outstanding
at March 31, 2009 and June 30, 2008, respectively.	248	248
Additional paid-in capital	155,105	154,918
Treasury stock, 96,246 shares at both March 31, 2009 and June 30, 2008	(1,239)	(1,239)
Accumulated other comprehensive loss	(410)	(439)
Accumulated deficit	(260,527)	(263,357)

Total stockholders’ deficit	(106,823)	(109,869)

Total liabilities, minority interest and stockholders’ deficit	$294,098	$294,211

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Net revenue	$125,914	$125,132	$371,310	$359,769

Operating expenses:
Payroll and employee benefits	77,461	76,561	229,617	224,425
Depreciation and amortization	3,690	3,250	10,871	9,432
Other operating expenses	28,626	31,225	86,339	87,346
General/auto liability insurance expense	4,984	4,051	10,867	9,971
Loss on sale of assets	(168)	(60)	(414)	(1,356)

Total operating expenses	114,593	115,027	337,280	329,818

Operating income	11,321	10,105	34,030	29,951
Interest expense	(7,749)	(7,988)	(23,325)	(23,748)
Interest income	107	73	255	307

Income from continuing operations before income taxes and minority interest	3,679	2,190	10,960	6,510
Income tax provision	(2,026)	(879)	(6,230)	(3,288)
Minority interest	(577)	(132)	(1,319)	(896)

Income from continuing operations	1,076	1,179	3,411	2,326
Income (loss) from discontinued operations, net of income taxes	(89)	290	(581)	308

Net income	$987	$1,469	$2,830	$2,634

Income (loss) per share:
Basic -
Income from continuing operations	$0.04	$0.05	$0.13	$0.10
Income (loss) from discontinued operations	(0.00)	0.01	(0.02)	0.01

Net income	$0.04	$0.06	$0.11	$0.11

Diluted -
Income from continuing operations	$0.04	$0.05	$0.13	$0.10
Income (loss) from discontinued operations	(0.00)	0.01	(0.02)	0.01

Net income	$0.04	$0.06	$0.11	$0.11

Average number of common shares outstanding - Basic	24,843	24,823	24,830	24,775

Average number of common shares outstanding - Diluted	24,897	24,948	24,907	24,947

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$2,830	$2,634
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	10,871	9,629
Non-cash adjustments to insurance claims reserves	129	(4,466)
Accretion of 12.75% Senior Discount Notes	7,334	6,481
Deferred income taxes	3,790	1,949
Tax benefit from the exercise of stock options	—	(75)
Amortization of deferred financing costs	1,632	1,510
Loss on disposal of property and equipment	58	296
Earnings of minority shareholder	1,319	896
Stock based compensation expense	185	—
Proceeds from property insurance settlement	—	(70)
Change in assets and liabilities -
Accounts receivable	6,713	(3,934)
Inventories	(417)	401
Prepaid expenses and other	3,240	3,213
Insurance deposits	249	(217)
Other assets	475	215
Accounts payable	(1,921)	1,571
Accrued liabilities	1,769	4,994
Deferred revenue	(380)	(2,922)
Other liabilities	(589)	2,373

Net cash provided by operating activities	37,287	24,478

Cash flows from investing activities:
Purchases of short-term investments	—	(5,000)
Sales of short-term investments	—	5,000
Capital expenditures	(12,485)	(10,545)
Proceeds from the sale of property and equipment	—	22
Proceeds from property insurance settlement	—	70

Net cash used in investing activities	(12,485)	(10,453)

Cash flows from financing activities:
Repayment of debt	(12,399)	(8,905)
Issuance of debt	—	3,800
Cash paid for debt issuance costs	—	(857)
Tax benefit from the exercise of stock options	—	75
Issuance of common stock	2	58
Distributions to minority shareholders	(500)	(500)

Net cash used in financing activities	(12,897)	(6,329)

Increase (decrease) in cash and cash equivalents	11,905	7,696
Cash and cash equivalents, beginning of period	15,907	6,181

Cash and cash equivalents, end of period	$27,812	$13,877

Supplemental disclosure of non-cash operating activities:
Increase in current assets and accrued liabilities for general liability insurance claim	$1,334	$—

Increase in accumulated deficit, other liabilities and decrease in deferred taxes upon adoption of FIN 48	$—	$12,826

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,656	$1,897

Note payable incurred for software licenses	$—	$354

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM

CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Income from continuing operations	$1,076	$1,179	$3,411	$2,326
Add (deduct)
Depreciation and amortization	3,690	3,250	10,871	9,432
Interest expense	7,749	7,988	23,325	23,748
Interest income	(107)	(73)	(255)	(307)
Income tax provision	2,026	879	6,230	3,288

EBITDA from continuing operations	14,434	13,223	43,582	38,487

Income from discontinued operations	(89)	290	(581)	308
Add (deduct)
Depreciation and amortization	—	36	—	197
Income tax provision (benefit)	11	196	(368)	211

EBITDA from discontinued operations	(78)	522	(949)	716

Total EBITDA	$14,356	$13,745	$42,633	$39,203